Exhibit 99
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS ANNOUNCES PROPOSED OFFERING OF
SENIOR SUBORDINATED NOTES
FRANKLIN, Tenn. — (May 4, 2009) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced a proposed offering to eligible purchasers of $120 million aggregate principal amount of a new issue of 7 3/4% Senior Subordinated Notes due 2015.
The notes will be unsecured senior subordinated indebtedness of PSI guaranteed on a senior subordinated basis by substantially all of PSI’s existing and future restricted subsidiaries. The notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933. The notes initially will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States without registration unless an exemption from such registration is available.
PSI intends to use the net proceeds of the offering to repay current borrowings under its revolving credit facility and pay related fees and expenses.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) general economic and business conditions; (2) PSI’s ability to comply with applicable laws, governmental regulations, licensure and accreditation requirements; (3) risks inherent to the health care industry, including government investigations, the impact of unforeseen changes in regulation, decreases in reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital

- MORE -

PSYS Announces Proposed Offering of Senior Subordinated Notes

May 4, 2009
expenditure needs; and (5) PSI’s ability to improve the operations of its inpatient facilities and successfully integrate recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with over 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
- END -